Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-172740) of our report dated November 20, 2015, relating to the financial statements of MedAssets, Inc. Employee Stock Purchase Plan, which appears in this Annual Report (Form 11-K) of MedAssets, Inc. Employee Stock Purchase Plan for the years ended August 31, 2015 and 2014.

/s/ Hancock Askew & Co., LLP
Norcross, Georgia
November 20, 2015